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                                                                    Exhibit 23.2

                       Independent Accountants' Consent



The Board of Directors
Protocol Systems, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Protocol Systems, Inc. (under the Nonqualified Stock Option Agreement dated August 6, 1999) to register 152,944 shares of common stock of Protocol Systems, Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of Protocol Systems, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related financial statement schedules, which report appears in the December 31, 1998 Annual Report on Form 10-K of Protocol Systems, Inc.

                                        /s/ KPMG LLP

                                        KPMG LLP


Portland, Oregon
October 15, 1999